CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Schwab Capital Trust of our report dated February 16, 2018, relating to the financial statements and financial highlights, which appear in the Schwab Monthly Income Fund – Moderate Payout, Schwab Monthly Income Fund – Enhanced Payout and Schwab Monthly Income Fund – Maximum Payout’s (three of the funds constituting Schwab Capital Trust) Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Portfolio Holdings Disclosure” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

April 23, 2018